Exhibit 4.1

WAUSAU PAPER CORP.
and
CONTINENTAL STOCK TRANSFER & TRUST COMPANY as Rights Agent
SECOND AMENDMENT Dated as of October 17, 2008 to AGREEMENT Dated as of October 21, 1998

Amendment, dated as of October 17, 2008, between Wausau Paper Corp., a Wisconsin corporation (the “Corporation”), and Continental Stock Transfer & Trust Company (the “Rights Agent”), as successor to Harris Trust and Savings Bank, to that certain agreement dated as of October 21, 1998, and amended as of August 22, 2000, in connection with the declaration of a dividend of one preferred share purchase right for each share of common stock of the Corporation outstanding on November 6, 1998 (the “Rights Agreement”);

On October 17, 2008, the Board of Directors adopted the following amendment to the Rights Agreement.

The Corporation and the Rights Agent hereby agree at the Corporation’s direction as follows:

1.

Amendment of Rights Agreement.  Section 7(a)(i) of the Rights Agreement shall be and it hereby is amended to read as follows effective as of the 17th day of October, 2008:

(i) the Close of Business on October 31, 2018 (the “Final Expiration Date”),

2.

Ratification of Rights Agreement.  Except as otherwise expressly set forth in paragraph 1, the Rights Agreement is hereby ratified and confirmed and remains in full force and effect as originally entered into as of October 21, 1998, and amended as of August 22, 2000.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

* * * * *

[Signature Page Follows]

WAUSAU PAPER CORP.
By:	THOMAS J. HOWATT
Name: Thomas J. Howatt Title: President and Chief Executive Officer

Attest:
By:	SCOTT P. DOESCHER
Name: Scott P. Doescher Title: Senior Vice President Finance, Secretary and Treasurer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Rights Agent
By:	JOHN W. COMER, JR.
Name: John W. Comer, Jr. Title: Vice President

Attest:
By:	ALEXANDRA ALBRECHT
Name: Alexandra Albrecht Title: Vice President